SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549


                                 FORM 8-K/A
                      AMENDMENT NO.1 TO CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


                     January 17, 2001 (Date of report)
                     ---------------------------------


             November 3, 2000 (Date of earliest event reported)
             --------------------------------------------------


                  INTERNATIONAL FLAVORS & FRAGRANCES INC.
                  ---------------------------------------
           (Exact name of registrant as specified in its charter)


                                  New York
                                  --------
               (State or other jurisdiction of incorporation)


            1-4858                                     13-1432060
   (Commission File Number)               (IRS Employer Identification No.)


    521 West 57th Street, New York, New York                10019
    ----------------------------------------                -----
    (Address of principal executive offices)              (Zip Code)


                               (212) 765-5500
                               --------------
            (Registrant's telephone number, including area code)





ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

      On Friday, November 3, 2000, at 12:00 midnight, the cash tender offer (the "Offer") by B Acquisition Corp. ("Merger Subsidiary"), a Virginia corporation and a wholly owned subsidiary of International Flavors & Fragrances Inc. ("IFF"), for all of the outstanding shares of common stock, par value $1.00 per share ("BBA Common Stock"), of Bush Boake Allen Inc., a Virginia corporation ("BBA") expired. On November 6, 2000, Merger Subsidiary accepted for payment 18,833,316 shares, or approximately 97% of the outstanding shares, of BBA Common Stock at $48.50 per share. The Offer was effected pursuant to an Agreement and Plan of Merger, dated as of September 25, 2000 (the "Merger Agreement"), among BBA, IFF and Merger Subsidiary.

      Following the Offer, on November 9, 2000, Merger Subsidiary merged with and into BBA pursuant to Section 13.1-719 of the Virginia Stock Corporation Act, and BBA became a wholly owned subsidiary of IFF, with each remaining outstanding share of BBA Common Stock converted into the right to receive $48.50 per share pursuant to the Merger Agreement.

      IFF acquired all of the outstanding shares of BBA Common Stock for an aggregate consideration of approximately $970 million in cash. The purchase price of $48.50 for each share of BBA Common Stock was established by negotiation at the time of the Merger Agreement.

      The acquisition consideration was paid by IFF from funds borrowed under a credit facility provided by Citibank and Salomon Smith Barney and from proceeds from the issuance of commercial paper.

      BBA, which conducts operations on six continents, has 60 locations in 38 countries worldwide. BBA supplies flavors and fragrances to the world's leading consumer products companies for use in foods, beverages, soaps and detergents, cosmetics, toiletries, personal care items and related products. Its aroma chemicals, natural extracts and essential oils serve as raw materials for a wide range of compounded flavors and fragrances. BBA had 1999 worldwide sales of $499 million. IFF currently expects to continue such uses for BBA's assets; provided that IFF may determine to redeploy or dispose of certain assets if it believes it is advantageous to do so.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a)   Financial statements of business acquired.

                   BUSH BOAKE ALLEN INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME

                     ($ IN THOUSANDS, EXCEPT PER SHARE)

                                                                (Restated)
Year Ended December 25,                              1999          1998          1997
-------------------------------------------------------------------------------------

Net sales .................................      $499,037      $485,374      $490,585
Costs and other charges:
  Cost of goods sold ......................       334,491       311,266       313,527
  Selling and administrative expenses .....        97,999        92,235        98,076
  Research and development expenses .......        25,398        25,228        23,640
-------------------------------------------------------------------------------------
Income from operations ....................        41,149        56,645        55,342
Interest expense ..........................         2,322         3,326         3,075
Other (income) expense, net ...............         4,348         2,852         3,362
-------------------------------------------------------------------------------------
Income before income taxes ................        34,479        50,467        48,905
Income taxes ..............................        13,199        16,894        16,361
-------------------------------------------------------------------------------------
Net income ................................      $ 21,280      $ 33,573      $ 32,544
-------------------------------------------------------------------------------------
Net income per share - basic ..............         $1.10         $1.74         $1.69
                     - diluted ............         $1.10         $1.73         $1.68
-------------------------------------------------------------------------------------


              CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                              ($ IN THOUSANDS)

                                                                  (Restated)
Year Ended December 25,                                   1999        1998        1997
----------------------------------------------------------------------------------------

Net income .......................................     $21,280      $33,573      $32,544

Other comprehensive (income) expense, net of tax:
  Foreign currency translation adjustments .......       8,015        1,992        6,403
----------------------------------------------------------------------------------------
Total other comprehensive (income) expense .......       8,015        1,992        6,403
----------------------------------------------------------------------------------------
Comprehensive income .............................     $13,265      $31,581      $26,141
----------------------------------------------------------------------------------------



See the accompanying notes to the Consolidated Financial Statements.



                     BUSH BOAKE ALLEN INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                ($ IN THOUSANDS)


                                                                       (Restated)
As of December 25,                                                  1999         1998
---------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents ................................      $  9,338      $ 11,072
Receivables, net .........................................        93,370        93,109
Inventories ..............................................       100,374       109,970
Other ....................................................        11,255        10,225
---------------------------------------------------------------------------------------
   Total current assets ..................................       214,337       224,376
Property, plant and equipment, net .......................       194,999       190,929
Other assets .............................................        54,684        50,754
---------------------------------------------------------------------------------------
   Total Assets ..........................................      $464,020      $466,059
---------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable and current maturities .....................      $  9,551      $ 17,307
Accounts payable .........................................        37,689        42,617
Accrued liabilities ......................................        31,248        27,756
Income and other taxes ...................................         3,954         4,421
---------------------------------------------------------------------------------------
   Total current liabilities .............................        82,442        92,101
Long-term debt ...........................................         8,003        10,354
Deferred income taxes ....................................        24,794        28,481
Other long-term liabilities ..............................        10,212        10,067
Stockholders' equity (Shares outstanding 1999: 19,299,534;
  1998: 19,284,817) ......................................       338,569       325,056
---------------------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity.............      $464,020      $466,059
---------------------------------------------------------------------------------------


See the accompanying notes to the Consolidated Financial Statements.



                   BUSH BOAKE ALLEN INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                              ($ IN THOUSANDS)


                                                                                                  (Restated)
-----------------------------------------------------------------------------------------------------------------------------
Year Ended December 25,                                                           1999               1998              1997
-----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used for) operations:
        Net income ........................................................    $21,280            $ 33,573           $ 32,544
        Adjustments to reconcile net income to
                cash provided by operations:
                        Depreciation and amortization .....................     20,595              17,800             16,930
                        Deferred income taxes .............................     (1,630)              2,995              2,616
                        Loss/(gain) on sale of assets .....................        636              (2,833)                22
                        Other .............................................        312               1,707              2,018
        Changes in operational assets and liabilities, net of acquisitions:
                        Receivables, net ..................................     (3,600)             (5,647)            (5,986)
                        Inventories .......................................      6,781              (1,359)            (9,395)
                        Other assets ......................................     (6,519)            (10,272)            (6,800)
                        Accounts payable, taxes and
                          other liabilities ...............................     (1,834)             11,146              3,661
-----------------------------------------------------------------------------------------------------------------------------
                        Cash provided by operations .......................     36,021              47,110             35,610
-----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used for) investment activities:
        Capital expenditures ..............................................    (28,046)            (35,961)           (33,481)
        Proceeds on sale of assets ........................................        419               7,307                436
        Payments for acquisitions .........................................         --              (1,264)            (4,154)
-----------------------------------------------------------------------------------------------------------------------------
                        Cash used for investment activities ...............    (27,627)            (29,918)           (37,199)
-----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used for) financing activities:
        Proceeds from issuance of common stock, net .......................        248                 429                681
        Change in notes payable, net ......................................     (8,487)            (19,624)            (1,655)
        Proceeds from issuance of long-term debt ..........................         --               7,775              1,852
        Repayments of long-term debt ......................................     (1,630)                 (2)                (3)
-----------------------------------------------------------------------------------------------------------------------------
                        Cash provided by (used for) financing activities ..     (9,869)            (11,422)               875
-----------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash ...................................       (259)                944                742
-----------------------------------------------------------------------------------------------------------------------------
Increases (decreases) in cash and cash equivalents ........................     (1,734)              6,714                 28
Balance at beginning of period ............................................     11,072               4,358              4,330
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of period ..................................................   $  9,338            $ 11,072           $  4,358
=============================================================================================================================


See the accompanying notes to the Consolidated Financial Statements


                   BUSH BOAKE ALLEN INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
AND PREPARATION OF FINANCIAL STATEMENTS

The consolidated financial statements present the operating results and the financial position of BBA and all of its subsidiaries. All significant intercompany transactions are eliminated.

In accordance with generally accepted accounting principles, the preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period.

RESTATEMENT FOR CHANGE IN ACCOUNTING

Effective December 26, 1999, BBA changed its method of determining the cost of its United States aroma chemicals inventory from a last-in, first-out
(LIFO) method to a first-in, first-out (FIFO) method. The change was made because BBA has begun to realize and expects to continue to experience operating efficiencies as a result of process improvements from several capital investment initiatives at its United States aroma chemicals facility. BBA believes that the FIFO method is preferable to the LIFO method as the change conforms the inventories of all operations to the same methodology, inventories are reflected in BBA's balance sheet at their most recent value, the FIFO or average cost methods are the predominant method used in BBA's industry and the FIFO method also results in a better matching of revenues and expenses.

This change in accounting method has been applied retroactively and financial information for all periods presented has been restated to apply the FIFO cost method. As a result of the change, net income was decreased by $2.7 million (approximately $.14 per share diluted) in fiscal 1999 and $119,000 (approximately $.01 per share diluted) in fiscal 1998 and net income was increased by $1.6 million (approximately $.08 per share diluted) in fiscal 1997. As a result of the retroactive application of the new method, retained earnings were increased by $3.1 million as of December 25, 1996.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all highly liquid investment instruments with an original maturity of three months or less.

INVENTORIES

Inventories are stated at the lower of cost or market and include the cost of materials, labor and manufacturing overhead. Finished goods, work in process, raw materials and supplies are valued at first in, first out
(FIFO) or average costs.

PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION

Property, plant and equipment is recorded at cost, less accumulated depreciation. BBA reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Upon sale or retirement, the asset value and related depreciation are removed from the balance sheet and the resulting gain or loss is included in income. The straight-line method is used with factory equipment depreciated over 10 to 15 years and buildings over 33 to 40 years.

GOODWILL

The excess of the cost over the fair value of net assets of acquired businesses is recorded as goodwill and is generally amortized on a straight-line basis over appropriate periods not to exceed 40 years. BBA reviews the goodwill recoverability period on a regular basis.

RESEARCH AND DEVELOPMENT COSTS

Research and development expenditures are expensed as incurred.

CAPITALIZED INTEREST

Interest is capitalized on major capital expenditures during the period of construction.

ENVIRONMENTAL LIABILITIES

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated. The timing of these accruals generally coincides with the completion of a feasibility study or BBA's commitment to a formal plan of action.

INCOME TAXES

Deferred taxes represent liabilities to be paid or assets to be received in the future and tax rate changes would immediately affect those liabilities or assets. Deferred income taxes are recorded using enacted tax rates in effect for the year temporary differences are expected to reverse. Federal and state income taxes are not accrued on the cumulative undistributed earnings of foreign subsidiaries because the earnings have been reinvested in the businesses of those companies.

FOREIGN CURRENCY

The assets and liabilities of BBA's foreign subsidiaries and affiliates are translated into U.S. dollars at year-end exchange rates, while income and expense accounts are translated at average annual rates. Gains and losses resulting from foreign currency translation are reflected in a separate component of Stockholders' Equity entitled Accumulated Other Comprehensive Income (Loss). The primary factor used to determine the functional currency of BBA's foreign subsidiaries is the local currency cash flows resulting from manufacturing, sales and financing activities. The U.S. dollar is the functional currency for subsidiaries with material activities in hyperinflationary economies.


BBA hedges foreign currency transactions by entering into forward foreign exchange contracts. Gains and losses associated with currency rate changes on forward contracts hedging foreign currency transactions are recorded to other income/expense as incurred. These gains and losses are matched with the offsetting exchange gains and losses recorded for exchange rate fluctuations on the underlying assets and liabilities.

REVENUE RECOGNITION

Revenues are recognized upon the passage of title, which is generally at the time of shipment.

EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of shares outstanding during the period. Diluted earnings per share is based on the weighted average number of shares outstanding adjusted for any common stock equivalents.

STOCK-BASED COMPENSATION

BBA accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Under APB No. 25, compensation cost is measured as the excess, if any, of the quoted market price of BBA's stock at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period. BBA's policy is to grant options with an exercise price equal to the quoted market price of BBA's stock on the grant date. Accordingly, no compensation cost has been recognized for its stock option plan.

OTHER COMPREHENSIVE INCOME

The components of Other Comprehensive Income consist entirely of the Foreign Currency Translation Adjustments as reported in the Consolidated Statements of Comprehensive Income for the years ended December 25, 1999, 1998 and 1997 and as disclosed in Note 6 to the Consolidated Financial Statements.


2. RELATED PARTY TRANSACTIONS

On April 30, 1999, our former parent company, Union Camp Corporation merged with and into International Paper Company ("International Paper"). International Paper became the majority stockholder of BBA and owns 13,150,000 shares of BBA common stock.

BBA enters into various operating transactions with International Paper and its subsidiaries. These transactions include trade purchases of raw materials to be used in certain of BBA's manufacturing processes. The net trade purchases from International Paper for 1999, 1998 and 1997 were $1.8 million, $1.7 million and $1.8 million, respectively. BBA and International Paper have a Supply Agreement relating to the terms and conditions pursuant to which BBA purchases, at approximate fair market value, turpentine from International Paper as well as turpentine procured by International Paper from other sources for sale to BBA.

BBA has a Service Agreement with International Paper under which International Paper provides BBA with certain administrative services, including environmental, tax, risk management, legal, accounting, certain treasury activities, employee benefit administration, human resource administration, safety and health administration, transportation logistics, corporate communications and research and development activities.

International Paper or BBA may terminate any or all of the services covered by the Services Agreement upon ninety days prior written notice. Research and development services were cancelled in 1998 by mutual agreement.

The rates charged by International Paper to BBA are intended to approximate the fair value of the services provided to BBA. The total charges approximated $400,000, $2.9 million and $4.0 million in 1999, 1998 and 1997, respectively. At December 25, 1999 and 1998, the net payable to International Paper was approximately $300,000 and $700,000, respectively, which is payable on demand.


3. SUPPLEMENTAL INFORMATION

STATEMENTS OF INCOME

Total interest costs incurred and amounts capitalized for each of the years ended December 25 were:

                                          1999           1998           1997
                                       --------------------------------------
                                                   ($ in thousands)

Total interest ....................    $ 2,702        $ 3,878        $ 3,599
Interest capitalized ..............       (380)          (552)          (524)
                                       --------------------------------------
Net interest expense ..............    $ 2,322        $ 3,326        $ 3,075
                                       ======================================


Total other (income) expense, net includes loss from foreign exchange of $900,000 in 1999, $3.5 million in 1998 and $2.0 million in 1997.

BALANCE SHEETS

                                                      As of December 25,
                                                   -----------------------
                                                      1999            1998
                                                   -----------------------
                                                      ($ in thousands)

Receivables, net
  Trade ........................................   $86,533         $84,550
  Other ........................................     9,166          10,304
                                                   -----------------------
                                                    95,699          94,854
  Less allowance for doubtful accounts .........     2,329           1,745
                                                   -----------------------
    Total ......................................   $93,370         $93,109
                                                   =======================


There were no significant uncollectible accounts written off during 1999, 1998 or 1997 that were not previously reserved.

                                                        (Restated)
                                                     As of December 25,
                                              -----------------------------
                                                  1999                 1998
                                              -----------------------------
                                                      ($ in thousands)

Inventories
  Finished goods .....................        $ 36,484             $ 42,198
  Raw materials ......................          49,498               45,486
  Work in process ....................          11,530               18,983
  Supplies ...........................           2,862                3,303
                                              -----------------------------
     Total ...........................       $ 100,374             $109,970
                                              =============================

                                                    As of December 25,
                                              ---------------------------
                                                 1999                1998
                                              ---------------------------
                                                    ($ in thousands)
Other current assets
  Prepayments ..........................      $ 3,861             $ 3,332
  Other ................................        7,394               6,893
                                              ---------------------------
     Total .............................      $11,255             $10,225
                                              ===========================

                                                  As of December 25,
                                              ---------------------------
                                                   1999              1998
                                              ---------------------------
                                                    ($ in thousands)

Property, plant and equipment
   Land ....................................   $  4,495          $  3,758
   Buildings and improvements ..............     68,016            61,916
   Machinery and equipment .................    260,971           234,599
   Construction in progress ................     12,853            28,169
                                              ---------------------------
                                                346,335           328,442
   Less accumulated depreciation ...........    151,336           137,513
                                              ---------------------------
Property, plant and equipment, net .........   $194,999          $190,929
                                              ===========================

                                                 As of December 25,
                                              --------------------------
                                                 1999               1998
                                              --------------------------
                                                   ($ in thousands)

Other non-current assets
  Pension asset ..........................    $34,354            $36,230
  Intangible assets ......................      9,132             10,361
  Other ..................................     11,198              4,163
                                              --------------------------
     Total ...............................    $54,684            $50,754
                                              ==========================

Included within intangible assets as of December 25, 1999 and 1998 was goodwill of $9.1 million and $10.1 million, respectively.

                                                  As of December 25,
                                                  -----------------------
                                                   1999            1998
                                                  -----------------------
                                                     ($ in thousands)

Accrued liabilities
 Payroll ......................................   $ 5,979         $ 6,887
 Payable to International Paper ...............       275             664
 Other ........................................    24,994          20,205
                                                  -----------------------
     Total ....................................   $31,248         $27,756
                                                  =======================
Other long-term liabilities
  Minority interest ...........................   $ 5,402         $ 4,706
  Postretirement benefits .....................     3,915           3,604
  Deferred revenue ............................        42           1,152
  Other .......................................       853             605
                                                  -----------------------
     Total ....................................   $10,212         $10,067
                                                  =======================

STATEMENTS OF CASH FLOWS

Cash paid for income taxes was $24.0 million in 1999, $14.2 million in 1998 and $13.1 million in 1997. Cash paid for interest, net of amounts capitalized, was $2.3 million in 1999 and $3.3 million in 1998 and 1997.

FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

The carrying amounts of certain financial instruments (cash, short-term investments, trade receivables and payables, long-term debt and forward foreign exchange contracts) approximate their fair values. The carrying values of cash, short-term investments and trade receivables and payables approximate fair value because of the short maturity of these instruments. The fair values of long-term debt and forward foreign exchange contracts vary with market conditions and are estimated based on current rates for similar financial instruments offered to BBA.

DERIVATIVE FINANCIAL INSTRUMENTS

BBA's use of derivatives is restricted to those instruments which hedge the risk associated with underlying business transactions such as existing foreign currency commitments. Derivatives are not used for trading or speculative purposes.

At December 25, 1999, BBA had outstanding foreign exchange contracts valued at $59.5 million, primarily denominated in European currencies. These contracts mature in the first half of 2000. The purpose of these contracts is to neutralize foreign currency transaction risk generated by BBA's firm foreign currency business commitments. The change in value of the contracts resulting from changes in the respective foreign currency rates versus the U.S. dollar is accrued monthly and credited or charged to foreign exchange gain or loss. Foreign currency commitment exposures are evaluated on an ongoing basis and foreign contracts are adjusted as required to match cover with existing commitments. Currently, contracts are limited to currencies with established forward markets and counter-parties, which meet Moody's credit rating of A1 or better.


4. DEBT

BBA had outstanding debt comprised as follows:

                                              As of December 25,
                                              ------------------
                                                 1999    1998
                                              ------------------
                                               ($ in thousands)
Notes payable................................  $7,585  $16,382
Current installments of long-term debt.......   1,966      925
Long-term debt...............................   8,003   10,354


BBA has revolving local bank credit facilities in numerous countries outside the United States which provide for aggregate borrowing availability, expressed in U.S. dollars, of approximately $72.0 million. In addition, BBA has available an $18.0 million, three year committed multi-option borrowing facility from a leading European bank.

As of December 25, 1999, $7.6 million was outstanding and included in notes payable, compared with $16.4 million as of December 25, 1998. Commitment or facility fees are either nominal or zero. Borrowing covenants, to the extent they exist, are presently being met.

Borrowings under bank agreements bear interest at local market rates, which ranged from 1.2% to 25.0% in local currencies during 1999.

BBA has revolving bank credit facilities under which BBA may obtain unsecured borrowings up to $25.0 million in the United States. Any borrowings under these facilities would incur interest at the prevailing prime rate or other market rates. As of December 25, 1999 and 1998, nothing was outstanding. There are no commitment fees or borrowing covenants.

BBA's $8.0 million in long-term debt, payable in 2001, has been issued in Turkey to satisfy BBA's financing needs, at an annual interest rate of 6.3%.


5. INCOME TAXES

The components of income before income taxes were:

                                        (Restated)
                                Year Ended December 25,
                             ----------------------------
                               1999      1998       1997
                             ----------------------------
                                  ($ in thousands)
Domestic.................    $14,545   $15,411    $11,176
Foreign..................     19,934    35,056     37,729
                             ----------------------------
   Income before
      income taxes.......    $34,479   $50,467    $48,905
                             ============================

The provision for income taxes is comprised of the following:

                                       (Restated)
                                Year Ended December 25,
                             ----------------------------
                               1999      1998       1997
                             ----------------------------
                                  ($ in thousands)
Current
   Federal...............    $ 5,553   $ 5,444    $ 1,843
   State and local.......      1,027       366        332
   Foreign...............      8,249     8,089     11,570
                             ----------------------------
                             $14,829   $13,899    $13,745
                             ----------------------------

Deferred
   Federal...............      $(1,411) $  174    $ 2,005
   State and local.......          (60)    (26)         5
   Foreign...............         (159)  2,847        606
                             ----------------------------
                                (1,630)  2,995      2,616
                             ----------------------------
      Total..............    $  13,199 $16,894    $16,361
                             ============================

The significant components of the cumulative deferred tax liability are as follows:

                                    (Restated)
                               As of December 25,
                             ---------------------
                               1999         1998
                             ---------------------
                                ($ in thousands)
Deferred federal taxes
        Depreciation.......  $ 7,146       $ 6,634
        Other..............   (2,947)         (820)
Deferred foreign taxes
        Pensions...........   10,235        10,391
        Other..............   10,360        12,276
                             ---------------------
                Total......  $24,794       $28,481
                             =====================

A detailed analysis of the effective tax rate is as follows:

                                Year Ended December 25,
                             ----------------------------
                               1999      1998       1997
                             ----------------------------

Statutory federal tax rate...  35.0%     35.0%      35.0%
State taxes (net of federal
   tax impact)...............   1.6       0.4        0.5
Foreign income taxes.........   2.2      (2.3)      (2.8)
Other........................  (0.5)      0.4        0.8
                             ----------------------------
Effective rate...............  38.3%     33.5%      33.5%
                             ============================


        Federal and state income taxes are not accrued on the cumulative undistributed earnings of foreign subsidiaries because the earnings have been reinvested in the business of those companies. As of December 25, 1999, the total of all such undistributed earnings amounts to $125.8 million.


6. STOCKHOLDERS' EQUITY


-------------------------------------------------------------------------------------------------------------------------
                                                                  Additional              Accumulated Other        Total
  (Restated)                                  Common Stock         Paid-In     Retained     Comprehensive   Stockholders'
                                          Shares      Amounts      Capital     Earnings     Income (Loss)          Equity
-------------------------------------------------------------------------------------------------------------------------
                                                                ($ in thousands)
Balance, December 25, 1996 .............  19,222    $  19,222    $ 167,400    $  82,192      $  (2,590)         $ 266,224
                                          -------------------------------------------------------------------------------
  Net income ...........................      --           --           --       32,544             --             32,544
  Issuance of stock for options ........      37           37          644           --             --                681
  Foreign currency translation .........      --           --           --           --         (6,403)            (6,403)
                                          -------------------------------------------------------------------------------
Balance, December 25, 1997 .............  19,259       19,259      168,044      114,736         (8,993)           293,046
                                          -------------------------------------------------------------------------------
  Net income ...........................      --           --           --       33,573             --             33,573
  Issuance of stock for options ........      26           26          403           --             --                429
  Foreign currency translation .........      --           --           --           --         (1,992)            (1,992)
                                          -------------------------------------------------------------------------------
Balance, December 25, 1998 .............  19,285       19,285      168,447      148,309        (10,985)           325,056
  Net income ...........................      --           --           --       21,280             --             21,280
  Issuance of stock for options ........      15           15          233           --             --                248
  Foreign currency translation .........      --           --           --           --         (8,015)            (8,015)
                                          -------------------------------------------------------------------------------
Balance, December 25, 1999 .............  19,300    $  19,300    $ 168,680    $ 169,589      $ (19,000)         $ 338,569
-------------------------------------------------------------------------------------------------------------------------

The authorized capital stock of BBA at December 1999, 1998 and 1997 consisted of 50,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of authorized but unissued preferred stock, $1.00 par value.


7. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

BBA and certain foreign subsidiaries have noncontributory defined benefit pension plans covering substantially all of their employees. Benefits are based on years of service and, for salaried employees, final average earnings. BBA funds its plans annually based upon a consistently applied formula which amortizes the unfunded liability adjusted for actuarial gains or losses. Assets of the plans are primarily fixed income instruments and publicly traded stocks.

BBA also has a contributory postretirement health care plan covering primarily its U.S. salaried employees. Employees become eligible for these benefits when they meet minimum age and service requirements. BBA funds its plan on a "pay-as-you-go" basis, in an amount equal to the retirees' medical claims paid.

The following tables set forth pension and postretirement obligations and plan assets as of December 25:


($ in thousands)                                                        Pension Benefits
                                                             Domestic   Foreign  Domestic  Foreign   Postretirement Benefits
                                                             --------------------------------------  -----------------------
                                                                    1999                1998               1999        1998
                                                             --------------------------------------  -----------------------
Change in benefit obligation:
        Benefit obligation at beginning of year.............. $29,967  $176,276   $25,570  $150,985      $ 3,427    $ 3,580
        Service cost.........................................   1,860     4,663     1,584     4,053          271        297
        Interest cost........................................   2,468    10,915     1,773    10,469          205        209
        Participant contributions............................      --        --        --        47            7          7
        Exchange rate changes................................      --    (7,748)       --     1,466           --         --
        Plan amendments......................................   1,912        --        --        --       (1,681)        --
        Benefits paid........................................    (621)   (6,829)     (611)   (5,923)        (103)      (103)
        Actuarial (gain) loss................................   1,958     2,463     1,651    15,179           39       (563)
                                                              -------------------------------------  -----------------------
        Benefit obligation at end of year.................... $37,544  $179,740   $29,967  $176,276      $ 2,165    $ 3,427
                                                              =====================================  =======================

Change in plan assets:
        Fair value of plan assets at beginning of year....... $24,667  $161,600   $22,539  $167,018           --         --
        Actual return on plan assets.........................   4,856    29,288     2,760    (3,462)          --         --
        Employer contributions...............................      32     3,114        34     2,486      $   100    $   100
        Participant contributions............................      --        --        --        47            7          7
        Benefits paid........................................    (621)   (6,829)     (611)  ( 5,923)        (103)      (103)
        Administrative expenses..............................      --        --       (55)       --           (4)        (4)
        Exchange rate changes................................      --    (6,826)       --     1,434           --         --
                                                              -------------------------------------  -----------------------
        Fair value of plan assets at end of year............. $28,934  $180,347   $24,667  $161,600           --         --
                                                              =====================================  =======================

Reconciliation of funded status:
        Funded status as of December 25...................... $(8,610) $    607   $(5,301) $(14,676)     $(2,165)   $(3,427)
        Unrecognized actuarial (gain) loss...................     515    35,098     1,624    52,874         (227)      (277)
        Unrecognized prior service cost......................   2,039    (1,205)       92    (1,317)      (1,623)        --
        Unrecognized transition (asset) obligation...........     (93)     (146)     (192)     (651)          --         --
                                                              -------------------------------------  -----------------------
        Net (liability) asset recognized on Balance Sheet.... $(6,149) $ 34,354   $(3,777) $ 36,230      $(4,015)   $(3,704)
                                                              =====================================  =======================

Amounts recognized in the statement of financial position
  consist of:
        Prepaid benefit cost.................................      --  $ 35,212        --  $ 36,839           --         --
        Accrued benefit (liability).......................... $(6,149)     (858)  $(3,777)     (609)     $(4,015)   $(3,704)
                                                              -------------------------------------  -----------------------
        Net amount recognized at end of year................. $(6,149) $ 34,354   $(3,777) $ 36,230      $(4,015)   $(3,704)
                                                              =====================================  =======================

Additional year-end information for pension plans with
  accumulated benefit
        obligations in excess of plan assets:
        Projected benefit obligation.........................  $6,925    $3,097   $29,967  $176,276           --         --
        Accumulated benefit obligation.......................   4,686     2,189    22,810   164,133           --         --
        Fair value of plan assets............................   1,300     1,345    24,667   161,600           --         --

Weighted-average assumptions as of December 25:
        Discount rate........................................   7.75%      6.5%     6.75%      6.5%        7.75%      6.75%
        Expected return on plan assets.......................   10.0%      9.5%      9.5%     10.0%          N/A        N/A
        Rate of compensation increase........................    5.0%      4.0%     4.75%      6.0%          N/A        N/A


Components of net periodic benefit cost:
($ in thousands)                                                    Pension Benefits            Postretirement Benefits
                                                              ---------------------------  --------------------------------
                                                               1999      1998      1997      1999       1998         1997
                                                              ---------------------------  --------------------------------
        Service cost......................................... $ 6,523   $ 5,637   $ 4,982      $271         $297       $298
        Interest cost........................................  13,383    12,241    11,802       205          209        210
        Expected return on plan assets....................... (16,744)  (18,623)  (16,821)       --           --         --
        Amortization of prior service cost...................     171      (105)     (116)      (59)          --         --
        Amortization of transitional (asset) obligation......    (602)     (812)     (816)       --           --         --
        Recognized actuarial (gain) loss.....................   3,318       283       276        (3)          --         --
                                                              ---------------------------  --------------------------------
        Net periodic (benefit) cost.......................... $ 6,049   $(1,379)  $  (693)     $414         $506       $508
                                                              ===========================  ================================

For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits for the first half of 1998 and a 5% rate for the second half were assumed. After 1998, the rate remains level at 5% thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage point change in assumed health care cost trend rates would have the following effects:

                                        One Percentage     One Percentage
                                        Point Increase     Point Decrease
                                      ------------------------------------
Effect on total of service and
   interest cost components........      $   8,000          $   (8,000)
Effect on postretirement
   benefit obligation..............      $  75,000          $  (67,000)

8. Employee Stock Option Plan

In February 1994, BBA adopted the BBA Stock Option and Stock Award Plan (the "Plan"). The Plan provides for the grant of options or awards to officers and key employees of BBA and its subsidiaries at prices not less than 100% of the fair market value at the date of grant. Such options and awards generally become exercisable two or three years after the date of grant and expire ten years from that date. The Plan initially made available up to 750,000 shares of Common Stock, increased on May 1 of each year from May 1, 1995 to May 1, 2003, inclusive, by one percent of the number of shares of Common Stock outstanding on the immediately preceding April 30 (the "Annual Increment"). Under the Plan, 150,000 shares plus 20% of the Annual Increment may be awarded as restricted stock and no more than 1,000,000 shares in the aggregate may be awarded as incentive stock options. Recipients of restricted stock are entitled to receive cash dividends, if any, and to vote their respective shares. Certain restrictions will limit the sale or transfer of these shares during the specified restriction period. Concurrent with the IPO, BBA granted options to purchase approximately 500,000 shares of Common Stock to officers and key employees of BBA which became exercisable at a rate of 20% per year.

At the end of 1999, 470,539 shares were available for future grants under the 1994 plan. The options outstanding at December 25, 1999 do not have stock appreciation rights attached.

In February 1998, BBA adopted the BBA Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the grant of immediately vested options to Directors who are not employees of BBA or International Paper at prices not less than 100% of the fair market value at the date of grant. The Directors' Plan makes available up to 100,000 shares of common stock. Initial grants under the Directors' Plan in 1998 totaled 3,510 options, and 2,010 options were granted in 1999 leaving 94,480 shares available for future grants.

BBA has adopted the disclosure provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for BBA's stock option plan been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123, total compensation cost recognized in income for stock-based compensation would have been $616,000 in 1999, $520,000 in 1998 and $497,000 in 1997 on a pro forma basis. Also, if SFAS No. 123 had been adopted, pro forma net income and earnings per share would have been $21.6 million or $1.12 per share basic and diluted in 1999, $32.8 million or $1.70 per share basic and $1.69 per share diluted in 1998 and $30.4 million or $1.58 per share basic and $1.57 per share diluted in 1997.

On April 30, 1999, all then outstanding options became vested and exercisable due to the change in control occasioned by the merger of Union Camp and International Paper. The following table summarizes activity in BBA's stock option plan during 1999, 1998 and 1997:


                                               1999                  1998                 1997
                                            -------------------------------------------------------------
                                                         Weighted           Weighted             Weighted
                                                          Average            Average              Average
                                                         Exercise           Exercise             Exercise
                                              Shares      Price     Shares   Price      Shares    Price
                                            -------------------------------------------------------------
Options outstanding
 at beginning of year ..................      949,126    $23.98    739,627    $22.21     563,520    $19.28
Granted ................................      251,910    $29.94    254,250    $28.72     230,520    $28.75
Exercised ..............................      (14,717)   $16.87    (26,017)   $16.49     (36,600)   $18.60
Forfeited ..............................      (23,516)   $29.31    (18,734)   $28.95     (17,813)   $20.81
                                            --------------------------------------------------------------
Options outstanding
  at end of year .......................    1,162,803    $25.25    949,126    $23.98     739,627    $22.21
                                            --------------------------------------------------------------
Options exercisable
  at end of year .......................      917,213    $24.00    397,536    $19.93     317,227    $20.29
                                            ==============================================================


For options outstanding as of the end of 1999, the range of exercise prices was $16.00 to $32.25 per share and the weighted average remaining contractual life was 6.3 years. The weighted average fair value on the date of grant was $11.03 for options granted in 1999, $10.11 for options granted in 1998 and $11.11 for options granted in 1997.

Fair value was determined through the use of the Black-Scholes options pricing formula. For options granted in 1999, the risk-free interest rate was 5.5%, the expected life was 6 years, the expected volatility was 24% and the expected dividend yield was zero, all calculated on a weighted average basis. For options granted in 1998, the risk-free interest rate was 5.5%, the expected life was 6 years, the expected volatility was 21% and the expected dividend yield was zero, all calculated on a weighted average basis. For options granted in 1997, the risk-free interest rate was 6.7%, the expected life was 6 years, the expected volatility was 22% and the expected dividend yield was zero, all calculated on a weight average basis.


9. SUPPLEMENTAL EARNINGS PER SHARE INFORMATION

($ in thousands, except per share)                                            (Restated)
                                                                 For the Year Ended December 25,
                                            1999                               1998                             1997
                           -----------------------------------  ---------------------------------  ------------------------------
                             Income .      Shares   Per Share    Income      Shares   Per Share   Income      Shares    Per Share
                           (Numerator) (Denominator)  Amount  (Numerator) (Denominator)  Amount  (Numerator) (Denominator) Amount
                           -----------------------------------  ---------------------------------  ------------------------------
Net Income ................  $21,280                            $33,573                             $32,544
BASIC EPS
 Income available to
  common shareholders....    $21,280    19,295,286    $1.10     $33,573    19,279,028      $1.74    $32,544   19,237,909    $1.69
                                                      =====                                =====                            =====
Effect of Dilutive
  Securities Stock Options.. $    --        96,796              $    --       126,541               $   --       180,368
                             ----------------------------------------------------------------------------------------------------
DILUTED EPS
  Income available to
   common shareholders
   + assumed conversions...  $21,280    19,392,082    $1.10     $33,573    19,405,569      $1.73    $32,544   19,418,277    $1.68
                             ====================================================================================================


In 1999, 1998 and 1997 there were 772,961, 67,550 and 73,327 potential common shares, respectively, excluded from the computation of diluted earnings per share because the effect would have been antidilutive.


10. COMMITMENTS AND CONTINGENT LIABILITIES

BBA is involved in various legal proceedings arising in the ordinary course of business. Based upon the information presently available and BBA's evaluation of the proceedings pending, management believes that the determination of any such proceedings or all of them combined will not have a material adverse effect on BBA's business or financial position or results of operations.


11. SEGMENT AND GEOGRAPHIC INFORMATION

BBA evaluates performance based on operating earnings of the respective business units. Total revenue and operating profit by business segment and geographic region include both sales to customers, as reported in BBA's consolidated income statement, and intersegment sales, which are accounted for at prices charged to customers and eliminated in consolidation.

Operating profit by business segment is total revenue less operating expenses. In computing operating profit by business segment, none of the following items has been added or deducted: other income, interest expense or income taxes. The amount of the elimination of intersegment profit on any product that remains in inventory at the end of the period is determined by changes in quantities of inventory and changes in the margins of profit.

Identifiable assets by business segment and geographic region are those assets used in company operations in each segment and geographic region. Corporate assets principally include property and investments in unconsolidated affiliates. Capital expenditures are reported exclusive of acquisitions.

The following chart sets forth operating results and other financial data for the principal business segments of BBA for the years ended December 25, 1999, 1998 and 1997.

Segment Information

BBA's business is organized into two operating segments: flavor and fragrance and aroma chemicals. BBA's flavor and fragrance products impart a desired taste or smell to a broad range of consumer products. BBA manufactures its flavors and fragrance products at 20 compounding facilities in 14 countries and maintains sales offices in 38 countries. BBA's aroma chemicals are primarily used as raw materials in fragrance compounds. BBA manufactures its aroma chemicals products primarily at its Jacksonville, Florida and its Widnes, United Kingdom plants.


                                                                                        Corporate
                                                    Flavor &            Aroma           Items and
                                                   Fragrance        Chemicals         Unallocated  Consolidated
                                                                           (Restated)
---------------------------------------------------------------------------------------------------------------
1999                                                                     ($ in thousands)
   Net sales to customers ........................  $ 406,018       $  93,019                  --    $ 499,037
   Intersegment sales ............................         --          25,101           $ (25,101)          --
                                                    ----------------------------------------------------------
   Total net sales ...............................    406,018         118,120             (25,101)     499,037
   Operating profit ..............................     47,061          12,239             (18,151)      41,149
   Identifiable assets ...........................    322,810         126,737              14,473      464,020
   Depreciation ..................................     10,834           7,768                 342       18,944
   Capital expenditures ..........................     16,353          10,631               1,062       28,046

1998
   Net sales to customers ........................  $ 384,200       $ 101,174                  --    $ 485,374
   Intersegment sales ............................         --          21,274           $ (21,274)          --
                                                    ----------------------------------------------------------
   Total net sales ...............................    384,200         122,448             (21,274)     485,374
   Operating profit ..............................     50,151          23,618             (17,124)      56,645
   Identifiable assets ...........................    304,984         153,150               7,925      466,059
   Depreciation ..................................      9,376           6,945                 310       16,631
   Capital expenditures ..........................     21,008          13,991                 962       35,961

1997
    Net sales to customers ......................    $388,690        $101,895                  --     $490,585
    Intersegment sales ..........................          --          25,373            $(25,373)          --
                                                     -----------------------------------------------------------
    Total net sales .............................     388,690         127,268             (25,373)     490,585
    Operating profit ............................      50,547          23,871             (19,076)      55,342
    Identifiable assets .........................     283,320         140,314               8,358      431,992
    Depreciation ................................       8,500           6,533                 332       15,365
    Capital expenditures ........................      20,716          12,023                 742       33,481
----------------------------------------------------------------------------------------------------------------


OPERATIONS BY GEOGRAPHIC AREAS

BBA has operations in 38 countries in North and South America, Europe, Asia, Australia, the Middle East and Africa. BBA's flavor and fragrance business is separately managed in four geographic regions: Americas, Europe, Asia Pacific and International. The aroma chemicals business is managed globally from Jacksonville, Florida and Widnes, United Kingdom. The operations of the Americas region outside of the United States for the purpose of this table are included as a component of "Other".


                                                                          Corporate
                                                      Asia                Items and
                                 U.S.A.    Europe     Pacific     Other   Unallocated  Consolidated
---------------------------------------------------------------------------------------------------
                                                     ($ in thousands)
1999
    Net sales to customers ... $166,345   $156,345   $ 88,293   $ 88,054         --      $499,037
    Sales between areas ......   26,155     28,730        123        673   $(55,681)           --
                               ------------------------------------------------------------------
    Total net sales ..........  192,500    185,075     88,416     88,727    (55,681)      499,037
    Long-lived assets ........   61,798     81,768     29,426     22,007         --       194,999

1998
    Net sales to customers ... $158,995   $164,665    $78,083   $ 83,631         --     $ 485,374
    Sales between areas ......   28,721     30,960         18        542   $(60,241)           --
                               ------------------------------------------------------------------
    Total net sales ..........  187,716    195,625     78,101     84,173    (60,241)      485,374
    Long-lived assets ........   50,500     87,547     30,590     22,292         --       190,929

1997
    Net sales to customers ... $147,939   $167,751   $ 88,043   $ 86,852         --      $490,585
    Sales between areas ......   33,328     33,108         26        347   $(66,809)           --
                               ------------------------------------------------------------------
    Total net sales ..........  181,267    200,859     88,069     87,199    (66,809)      490,585
    Long-lived assets ........   41,920     86,117     31,595     17,585         --       177,217

------------------------------------------------------------------------------------------------


RECONCILIATION OF REPORTABLE SEGMENT SALES, INCOME BEFORE INCOME TAXES AND ASSETS:
                                                              (Restated)
                                                    1999         1998         1997
                                                 -------------------------------------
                                                           ($ in thousands)

NET SALES
Total net sales for reportable segments ......   $ 524,138    $ 506,648    $ 515,958
Elimination of intersegment sales ............     (25,101)     (21,274)     (25,373)
                                                 ------------------------------------
      Total consolidated net sales ...........   $ 499,037    $ 485,374    $ 490,585
                                                 ------------------------------------
INCOME BEFORE INCOME TAXES
Total operating profit for reportable segments   $  59,300    $  73,769    $  74,418
Elimination of intersegment profits ..........      (4,470)      (3,990)      (4,260)
Unallocated amounts:
   Corporate administration expenses .........     (13,681)     (13,134)     (14,816)
   Interest expense ..........................      (2,322)      (3,326)      (3,075)
   Other income (expense) ....................      (4,348)      (2,852)      (3,362)
                                                 ------------------------------------
      Total consolidated income before income
        taxes ................................   $  34,479    $  50,467    $  48,905
                                                 ------------------------------------
ASSETS
Total assets for reportable segments .........   $ 449,547    $ 458,134    $ 423,634
Unallocated corporate assets .................      14,473        7,925        8,358
                                                 ------------------------------------
      Total consolidated assets ..............   $ 464,020    $ 466,059    $ 431,992
                                                 ------------------------------------


                     REPORT OF INDEPENDENT ACCOUNTANTS
-----------------------------------------------------------------------------
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF BUSH BOAKE ALLEN INC.

In our opinion, the accompanying restated consolidated balance sheets and the related restated consolidated statements of income, comprehensive income and of cash flows present fairly, in all material respects, the financial position of Bush Boake Allen Inc. and its subsidiaries at December 25, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of BBA's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the financial statements, the accompanying financial statements have been restated to reflect BBA's fiscal 2000 change in accounting for certain inventories to the first-in first-out method from the last-in first-out method of accounting.

PRICEWATERHOUSECOOPERS LLP
Florham Park, New Jersey
January 28, 2000, except
as it relates to the change in
accounting for certain inventories
described in Note 1, which is
as of January 17, 2001



                                    BUSH BOAKE ALLEN INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF INCOME
                                      ($ in thousands, except per share)
                                                  (unaudited)

                                                   QUARTER ENDED                      NINE MONTHS ENDED
                                                   SEPTEMBER 25,                        SEPTEMBER 25,
                                                   -------------                        -------------
                                              2000               1999              2000               1999
                                              ----               ----              ----               ----
                                                             (restated)                           (restated)

Net Sales                                   $121,648           $122,148          $362,554           $370,741

Costs and other charges:
      Cost of goods sold                      78,018             80,472           232,506            249,167
      Selling and administrative expenses     22,519             23,756            71,384             72,222
      Research and development expenses        6,769              6,585            20,760             18,867
                                            --------         ----------        ----------         ----------

Income from operations                        14,342             11,335            37,904             30,485
                                              ------             ------            ------             ------

Interest expense                                 433                547             1,434              1,634
Other (income) expense, net                   (1,380)               833              (113)             3,285
                                           ----------         ----------        ----------         ----------

Income before income taxes                    15,289              9,955            36,583             25,566
                                          ----------         ----------        ----------         ----------

Income taxes                                   5,088              3,664            13,180              9,488
                                          ----------         ----------        ----------         ----------

Net Income                                   $10,201             $6,291           $23,403            $16,078
                                             =======             ======           =======            =======

Net income per share:
                       - Basic                 $0.53              $0.33             $1.21              $0.83
                                               =====              =====             =====              =====
                       - Diluted               $0.53              $0.32             $1.20              $0.83
                                               =====              =====             =====              =====

Weighted average number
of shares outstanding:

                       - Basic            19,341,508         19,297,469        19,322,738         19,293,875
                                          ==========         ==========        ==========         ==========
                       - Diluted          19,708,599         19,388,582        19,534,994         19,396,729
                                          ==========         ==========        ==========         ==========


        See accompanying notes to the Consolidated Financial Statements.



                          BUSH BOAKE ALLEN INC. AND SUBSIDIARIES
                                CONSOLIDATED BALANCE SHEETS
                                     ($ in thousands)

                                                            SEPTEMBER 25,           DECEMBER 25,
                                                                2000                   1999
                                                                ----                   ----
                                                             (unaudited)            (restated)

ASSETS

Cash and cash equivalents                                       $35,136                $9,338
Receivables, net                                                 89,579                93,370
Inventories                                                     103,330               100,374
Other                                                             8,642                11,255
                                                        ---------------           -----------

      Total current assets                                      236,687               214,337
                                                        ---------------           -----------

Property, plant and equipment, net                              177,848               194,999

Other assets                                                     52,824                54,684
                                                        ---------------           -----------

      Total Assets                                             $467,359              $464,020
                                                               ========              ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable and current maturities                             $7,164                $9,551
Accounts payable                                                 38,870                37,689
Accrued liabilities                                              33,634                31,248
Income and other taxes                                              114                 3,954
                                                        ---------------           -----------

      Total current liabilities                                  79,782                82,442

Long-term debt                                                    8,999                 8,003

Deferred income taxes                                            23,035                24,794

Other long-term liabilities                                      11,195                10,212

Stockholders' equity:
     Common stock - (Shares outstanding:
        2000: 19,351,063 and 1999: 19,299,534)                   19,351                19,300
     Additional paid-in capital                                 170,000               168,680
     Retained earnings                                          192,992               169,589
     Accumulated other comprehensive income/(loss)              (37,995)              (19,000)
                                                        ---------------           -----------

        Total stockholders' equity                              344,348               338,569
                                                        ---------------           -----------

   Total Liabilities and Stockholders' Equity                  $467,359              $464,020
                                                               ========              ========


        See accompanying notes to the Consolidated Financial Statements.


                          BUSH BOAKE ALLEN INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     ($ in thousands)
                                        (unaudited)


                                                                               NINE MONTHS ENDED
                                                                                 SEPTEMBER 25,
                                                                                 -------------
                                                                             2000            1999
                                                                             ----            ----
                                                                                           (restated)

Cash provided by (used for) operations:
        Net income                                                          $23,403          $16,078
        Adjustments to reconcile net income
        to cash provided by operations:
               Depreciation and amortization                                 15,665           14,834
               Deferred income taxes                                            709           (1,643)
               Loss/(gain) on sale of assets                                 (1,913)             524
               Other                                                          1,529              138

        Changes in operational assets and liabilities:
               Receivables, net                                              (1,446)          (5,519)
               Inventories                                                   (8,292)           2,313
               Other assets                                                  (2,377)          (6,843)
               Accounts payable, taxes and other liabilities                  6,063            1,978
                                                                            -------          -------

                   Cash provided by operations                               33,341           21,860
                                                                             ------           ------

Cash provided by (used for) investment activities:
        Capital expenditures                                                 (9,305)         (22,310)
        Other                                                                 2,004              208
                                                                            -------          -------
                   Cash used for investment activities                       (7,301)         (22,102)
                                                                            -------          -------

Cash provided by (used for) financing activities:
        Proceeds from issuance of common stock, net                           1,244              248
        Change in notes payable, net                                         (2,245)          (6,692)
        Proceeds from issuance of long-term debt                              3,203               --
        Repayments of long-term debt                                         (1,803)            (981)
                                                                            -------          -------
                   Cash provided by (used for) financing activities             399           (7,425)
                                                                            -------          -------

Effect of exchange rate changes on cash                                        (641)             230
                                                                            -------          -------

Increase (decrease) in cash and cash equivalents                             25,798           (7,437)

Balance at beginning of period                                                9,338           11,072
                                                                            -------          -------

Balance at end of period                                                    $35,136           $3,635
                                                                            =======           ======



        See accompanying notes to the Consolidated Financial Statements.



                     BUSH BOAKE ALLEN INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                ($ in thousands)
                                   (unaudited)


                                                               QUARTER ENDED                           NINE MONTHS ENDED
                                                               SEPTEMBER 25,                             SEPTEMBER 25,
                                                               -------------                             -------------
                                                          2000                 1999                2000                1999
                                                          ----                 ----                ----                ----
                                                                            (restated)                              (restated)

Net Income                                              $10,201               $6,291             $23,403              $16,078

Other comprehensive income/(loss), net of tax:
   Foreign currency translation adjustments              (6,860)               5,424             (18,995)              (6,456)
                                                      ---------           ----------           ---------            ---------

Total other comprehensive income/(loss)                  (6,860)               5,424             (18,995)              (6,456)
                                                      ---------           ----------           ---------            ---------

Comprehensive Income/(Loss)                              $3,341              $11,715              $4,408               $9,622
                                                         ======              =======              ======               ======



        See accompanying notes to the Consolidated Financial Statements.




                           BUSH BOAKE ALLEN INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Pending Sale of Business

As announced in a joint press release between International Flavors & Fragrances Inc. (IFF) and Bush Boake Allen Inc. (BBA), dated September 25, 2000, the Boards of Directors of both companies have approved a definitive merger agreement, under which IFF will acquire all the outstanding shares of BBA for $48.50 per share in cash. IFF anticipates completing this transaction in the fourth quarter of 2000. The waiting period under the Hart-Scott-Rodino Antitrust Act has expired and the tender offer is scheduled to expire at 12:00 Midnight on November 3, 2000, unless extended.


Note 2. Interim Reporting

The information furnished in this report is unaudited but includes all adjustments which, in the opinion of management, are necessary for a fair presentation of results for the interim periods reported. The adjustments made were of a normal recurring nature. Results for the interim periods are not necessarily indicative of results for the full period or for any other interim period.


Note 3. Change in Accounting

Effective December 26, 1999, BBA changed its method of determining the cost of its United States aroma chemicals inventory from a last-in, first-out
(LIFO) method to a first-in, first-out (FIFO) method. The change was made because BBA has begun to realize and expects to continue to experience operating efficiencies as a result of process improvements from several capital investment initiatives at its United States aroma chemicals facility. BBA believes that the FIFO method is preferable to the LIFO method as the change conforms the inventories of all operations to the same methodology, inventories are reflected in BBA's balance sheet at their most recent value, the FIFO or average cost methods are the predominant method used in BBA's industry and the FIFO method also results in a better matching of revenues and expenses.

This change in accounting method has been applied retroactively and financial information for all periods presented has been restated to apply the FIFO cost method. As a result of the change, net income was decreased by $500,000 (approximately $.03 per share diluted) in the third quarter of 1999 and $1.0 million (approximately $.05 per share diluted) in the nine months ended September 25, 1999. As a result of the retroactive application of the new method, retained earnings were increased by $1.8 million and inventories were increased by $3.0 million as of December 25, 1999. The effect of the accounting change on the third quarter and the nine months ended September 25, 2000 was not material.


Note 4. Inventories


                                                             (Restated)
                                   September 25, 2000     December 25, 1999
                                   ------------------     -----------------
                                              ($ in thousands)

Finished goods                          $35,766               $36,484
Raw materials                            48,832                49,498
Work in process                          15,386                11,530
Supplies                                  3,346                 2,862
                                       --------              --------

Total                                  $103,330              $100,374
                                       ========              ========


Note 5. Stockholders' Equity (in thousands)


                                                    ADDITIONAL              ACCUMULATED OTHER         TOTAL
                             COMMON STOCK            PAID-IN     RETAINED    COMPREHENSIVE        STOCKHOLDERS'
                             SHARES    AMOUNTS       CAPITAL     EARNINGS     INCOME (LOSS)          EQUITY
                             ------    -------       -------     --------     -------------          ------

Restated
Balance December 25, 1999    19,300    $19,300      $168,680     $169,589      $(19,000)            $338,569

Net Income                                                         23,403                             23,403

Issuance of Stock for Options    51         51         1,320                                           1,371

Foreign Currency Translation                                                   (18,995)             (18,995)
                              ------   -------      --------     --------      --------             --------

Balance September 25, 2000    19,351   $19,351      $170,000     $192,992      $(37,995)            $344,348
                              ======   =======      ========     ========      ========             ========


Note 6. Other Comprehensive Income

The components of Other Comprehensive Income consist entirely of the Foreign Currency Translation Adjustments as reported in the Consolidated Statement of Comprehensive Income for the periods ending September 25, 2000 and 1999, and as reported in the Consolidated Balance Sheets as of September 25, 2000 and December 25, 1999. Bush Boake Allen Inc. does not provide any Federal or State deferred income taxes on the cumulative undistributed earnings of foreign subsidiaries including cumulative translation adjustments with respect to such foreign subsidiaries, because the earnings have been reinvested in the businesses of those companies.


Note 7. Other (Income) Expense, Net

Other (income) expense, net for the third quarter 2000 includes a non-recurring pre-tax gain of $1.9 million related to the sale of surplus land and vacated buildings adjacent to BBA's Walthamstow, England site. This sale reduced the effective tax rate in the third quarter, reflecting the UK capital gains tax benefit on this transaction.


Note 8.  Segment Information

The following chart sets forth sales and operating profit for the principal business segments of BBA for the quarters ended September 25, 2000 and 1999 and for the nine months ended September 25, 2000 and 1999. There has not been a material change in total assets from the amounts disclosed in the 1999 annual report, except for the restatement due to the accounting change as described in Note 3. The basis of segmentation and the measurement of segment operating profit has been consistently applied.



                                                                                CORPORATE
                                                   FLAVOR &       AROMA         ITEMS AND
                                                  FRAGRANCE     CHEMICALS      UNALLOCATED    CONSOLIDATED
                                                  ---------     ---------      -----------    ------------
                                                                     ($ IN THOUSANDS)

QUARTER ENDED
SEPTEMBER 25, 2000
------------------
 Net sales to customers                            $102,382       $19,266          --         $121,648
 Intersegment sales                                    --           5,006       $(5,006)          --
                                                    -------        ------        ------        -------
 Total net sales                                    102,382        24,272        (5,006)       121,648
 Operating profit                                    15,316         2,855        (3,829)        14,342

SEPTEMBER 25, 1999  (RESTATED)
------------------
 Net sales to customers                            $ 99,541       $22,607          --         $122,148
 Intersegment sales                                    --           5,304       $(5,304)          --
                                                    -------        ------        ------        -------
 Total net sales                                     99,541        27,911        (5,304)       122,148
 Operating profit                                    12,807         2,094        (3,566)        11,335

                                                                              CORPORATE
                                                 FLAVOR &       AROMA         ITEMS AND
                                                FRAGRANCE     CHEMICALS      UNALLOCATED    CONSOLIDATED
                                                ---------     ---------      -----------    ------------
                                                                     ($ IN THOUSANDS)

NINE MONTHS ENDED
SEPTEMBER 25, 2000
------------------
 Net sales to customers                         $303,090       $59,464          --         $362,554
 Intersegment sales                                 --          15,608      $(15,608)          --
                                                --------       -------      --------       --------
 Total net sales                                 303,090        75,072       (15,608)       362,554
 Operating profit                                 38,498        11,703       (12,297)        37,904


SEPTEMBER 25, 1999  (RESTATED)
------------------
 Net sales to customers                         $302,665       $68,076          --         $370,741
 Intersegment sales                                 --          19,065      $(19,065)          --
                                                --------       -------      --------       --------
 Total net sales                                 302,665        87,141       (19,065)       370,741
 Operating profit                                 36,969         7,404       (13,888)        30,485


Reconciliation of reportable segment sales and income before taxes:


                                                                           QUARTER ENDED
                                                                           SEPTEMBER 25,
                                                                           -------------
                                                                        2000           1999 (RESTATED)
                                                                        ----           ----
                                                                          ($ IN THOUSANDS)

NET SALES
---------
Total net sales for reportable segments                               $126,654        $127,452
Elimination of intersegment sales                                       (5,006)         (5,304)
                                                                      --------        --------
  Total consolidated net sales                                        $121,648        $122,148
                                                                      --------        --------

INCOME BEFORE INCOME TAXES
--------------------------
Total operating profit for reportable segments                         $18,171         $14,901
Elimination of intersegment profits                                       (672)            188
Unallocated amounts:
    Corporate administration expenses                                   (3,157)         (3,754)
    Interest expense                                                      (433)           (547)
    Other income (expense)                                               1,380            (833)
                                                                      --------        --------
    Total consolidated income before
      income taxes                                                     $15,289          $9,955
                                                                      --------        --------


                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 25,
                                                                           -------------
                                                                        2000          1999 (RESTATED)
                                                                        ----          ----
                                                                          ($ IN THOUSANDS)

NET SALES
---------
Total net sales for reportable segments                               $378,162        $389,806
Elimination of intersegment sales                                      (15,608)        (19,065)
                                                                      --------        --------
  Total consolidated net sales                                        $362,554        $370,741
                                                                      --------        --------

INCOME BEFORE INCOME TAXES
--------------------------
Total operating profit for reportable segments                         $50,201         $44,373
Elimination of intersegment profits                                     (2,531)         (3,052)
Unallocated amounts:
    Corporate administration expenses                                   (9,766)        (10,836)
    Interest expense                                                    (1,434)         (1,634)
    Other income (expense)                                                 113          (3,285)
                                                                      --------        --------
    Total consolidated income before
      income taxes                                                     $36,583         $25,566
                                                                      ========         =======



      (b)   Pro forma financial information.

                 UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma financial statements illustrate the effect of the Offer as if it had been consummated on September 30, 2000 for the Unaudited Pro Forma Consolidated Balance Sheet. The Unaudited Pro Forma Combined Income Statements for the year ended December 31, 1999 and for the first nine months of 2000 assume the merger was effected as of the beginning of the period presented.

         The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the acquisition. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling, marketing or any other expenses for any future operating changes. Upon the closing of the BBA merger, IFF will incur certain integration related expenses and a preliminary estimate is reflected in the pro forma financial statements as a result of the elimination of duplicate facilities, operational realignment and related workforce reductions. Such costs will generally be recognized by IFF as a liability assumed as of the merger date resulting in additional goodwill in accordance with Emerging Issues Task Force No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination ("EITF 95-3"). The assessment of integration related expenses is ongoing. The following pro forma information is not necessarily indicative of the financial position or operating results that would have occurred had the BBA merger, been consummated on the dates, or at the beginning of the periods, for which such transactions are being given effect. The pro forma adjustments reflecting the consummation of the merger are based upon the assumptions set forth in the notes hereto.

         The merger with BBA closed on November 9, 2000. IFF has accounted for the BBA merger under the purchase method of accounting. Accordingly, IFF has established a new basis for BBA's assets and liabilities based upon the fair values and the IFF purchase price including the costs of the merger. The purchase accounting adjustments made in connection with the development of the pro forma condensed financial statements are preliminary and have been made solely for purposes of developing such pro forma condensed financial information.

         IFF currently knows of no events other than those disclosed in these pro forma notes that would require a material change to the preliminary purchase price allocation of BBA. However, a final determination of required purchase accounting adjustments will be made upon the completion of a study undertaken by IFF in conjunction with independent appraisers to determine the fair value of certain of BBA assets, including intangible assets, and liabilities, including the aforementioned "EITF 95-3" liabilities. Refer to note 8 of the Notes to the Unaudited Pro Forma Financial Information for a discussion of the sensitivity to earnings that may occur as a result of the final determination of fair value. The future financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results.


                                    INTERNATIONAL FLAVORS & FRAGRANCES INC.
                             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                          PRO                   PRO
                                                                HISTORICAL               FORMA                 FORMA
                                                            ------------------------
                                                             IFF           BBA        ADJUSTMENTS            COMBINED
                                                            -----------------------------------------     ----------------

Net sales                                                   $1,078,262     $362,554         ($4,439)(1)        $1,436,377
                                                            -----------------------------------------     ----------------

Cost of goods sold                                             587,852      232,506          (4,630)(2)           815,728
Research and development expenses                               82,423       20,760                               103,183
Selling and administrative expenses                            197,570       71,384                               268,954
Nonrecurring charges                                            17,039            0                                17,039
Interest expense                                                 9,406        1,434           54,690(3)            65,530
Amortization                                                         0            0           31,611(4)            31,611
Other (income) expense, net                                      2,488         (113)                                2,375
                                                            -----------------------------------------     ----------------
                                                               896,778      325,971           81,671            1,304,420
                                                            -----------------------------------------     ----------------
Income before taxes on income                                  181,484       36,583         (86,110)              131,957
Taxes on income                                                 59,865       13,180         (21,775)(5)            51,270
                                                            -----------------------------------------     ----------------
Net income                                                    $121,619      $23,403        ($64,335)              $80,687
                                                            =========================================     ================

Net income per share - basic                                     $1.19        $1.21                                 $0.79
Net income per share - diluted                                   $1.19        $1.20                                 $0.79

Weighted average number of shares outstanding - basic          102,152       19,323                               102,152
Weighted average number of shares outstanding - diluted        102,169       19,535                               102,169

Cash dividends per share of common stock                         $1.14        $0.00


See Notes to Unaudited Pro Forma Financial Information


                                    INTERNATIONAL FLAVORS & FRAGRANCES INC.
                                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                              SEPTEMBER 30, 2000
                                            (DOLLARS IN THOUSANDS)

                                                                                   PRO                   PRO
                                                        HISTORICAL                FORMA                 FORMA
                                                  --------------------------
                                                     IFF           BBA         ADJUSTMENTS            COMBINED
                                                  --------------------------------------------     ----------------

Assets
Current Assets:
Cash and cash equivalents                             $106,820      $35,136                               $141,956
Short-term investments                                     324            0                                    324
Receivables:
  Trade                                                283,592       84,237             ($493)(8)          367,336
  Allowance for doubtful accounts                     (10,193)      (2,354)                                (12,547)
  Other                                                 26,483        7,696                                 34,179
Inventories                                            358,363      103,330                                461,693
Prepaid and deferred charges                            60,954        8,642            10,500(7)            80,096
                                                  --------------------------------------------     ----------------
Total Current Assets                                   826,343      236,687            10,007            1,073,037

Property, plant and equipment, net                     506,693      177,848                                684,541
Goodwill and other intangibles                               0            0           737,212(7)           737,212
Other Assets                                            33,902       52,824           (42,534)(7)           44,192
                                                  --------------------------------------------     ----------------

Total Assets                                        $1,366,938     $467,359          $704,685           $2,538,982
                                                  ============================================     ================


Liabilities and Shareholders' Equity
Current Liabilities:
Bank loans                                             $43,841       $7,164                                $51,005
Commercial paper                                       207,095            0          $972,260(6)         1,179,355
Accounts payable                                        48,714       38,870              (493)(8)           87,091
Dividends payable                                       37,902            0                                 37,902
Income taxes                                            55,816          114                                 55,930
Other current liabilities                              138,836       33,634            30,000(7)           202,470
                                                  --------------------------------------------     ----------------
Total Current Liabilities                              532,204       79,782         1,001,767            1,613,753
                                                  --------------------------------------------     ----------------

Other Liabilities:
Long-term debt                                          15,617        8,999                                 24,616
Deferred income taxes                                   28,572       23,035            53,415(7)           105,022
Retirement and other liabilities                       144,947       11,195            (6,149)(7)          149,993
                                                  --------------------------------------------     ----------------
Total Other Liabilities                                189,136       43,229            47,266              279,631
                                                  --------------------------------------------     ----------------

Shareholders' Equity
Common stock                                            14,470       19,351          (19,351)(7)            14,470
Capital in excess of par value                         133,113      170,000         (170,000)(7)           133,113
Retained earnings                                    1,217,789      192,992         (192,992)(7)         1,217,789
Accumulated other comprehensive income:
  Cumulative translation adjustment                  (100,278)     (37,995)           37,995(7)           (100,278)
                                                  --------------------------------------------     ----------------
                                                     1,265,094      344,348         (344,348)            1,265,094
Treasury stock                                       (619,496)            0                               (619,496)
                                                  --------------------------------------------     ----------------
Total Shareholders' Equity                             645,598      344,348         (344,348)              645,598
                                                  --------------------------------------------     ----------------

Total Liabilities and Shareholders' Equity          $1,366,938     $467,359          $704,685           $2,538,982
                                                  ============================================     ================

See Notes to Unaudited Pro Forma Financial Information



                                    INTERNATIONAL FLAVORS & FRAGRANCES INC.
                             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                     FOR THE YEAR ENDED DECEMBER 31, 1999
                                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                      PRO               PRO
                                                               HISTORICAL            FORMA             FORMA
                                                          -----------------------
                                                             IFF         BBA      ADJUSTMENTS         COMBINED
                                                          --------------------------------------    -------------

Net sales                                                  $1,439,499   $499,037       ($7,156)(1)    $1,931,380
                                                          --------------------------------------    -------------

Cost of goods sold                                            791,787    334,491        (6,995)(2)     1,119,283
Research and development expenses                             103,794     25,398                         129,192
Selling and administrative expenses                           262,642     97,999                         360,641
Nonrecurring charges                                           32,948          0                          32,948
Interest expense                                                5,154      2,322         72,920(3)        80,396
Amortization                                                        0          0         42,148(4)        42,148
Other (income) expense, net                                      (291)     4,348                           4,057
                                                          --------------------------------------    -------------
                                                            1,196,034    464,558        108,073        1,768,665
                                                          --------------------------------------    -------------
Income before taxes on income                                 243,465     34,479      (115,229)          162,715
Taxes on income                                                81,465     13,199       (29,782)(5)        64,882
                                                          --------------------------------------    -------------
Net income                                                   $162,000    $21,280      ($85,447)          $97,833
                                                          ======================================    =============

Net income per share - basic                                    $1.53      $1.10                           $0.93
Net income per share - diluted                                  $1.53      $1.10                           $0.92

Weighted average number of shares outstanding - basic         105,748     19,295                         105,748
Weighted average number of shares outstanding - diluted       105,943     19,392                         105,943

Cash dividends per share of common stock                        $1.52      $0.00


See Notes to Unaudited Pro Forma Financial Information



             Notes to Unaudited Pro Forma Financial Information

(1)      To eliminate intercompany sales between IFF and BBA.

(2) To eliminate cost of goods sold relating to intercompany sales and to account for related estimated profit that remains in inventory.

(3) To reflect the recognition of incremental interest expense on the additional borrowings equal to the cash consideration exchanged in the acquisition. Interest expense was calculated using an interest rate of 7.5%. The interest rate reflects IFF's average borrowing rate in effect at the acquisition date.

(4) To reflect the amortization of goodwill and other intangibles resulting from the preliminary allocation of the excess of consideration over the net assets of BBA. Under current accounting rules, IFF would expect the amount of excess consideration allocated to goodwill to be amortized over 20 years. In December 2000, the Financial Accounting Standards Board (FASB) reached a tentative decision to use the nonamortization approach to account for purchased goodwill. Under the revised proposal, goodwill would not be amortized annually, but instead would be reviewed for impairment and written down (expensed against earnings) when the carrying value of the goodwill exceeds its fair value. Such FASB tentative decision is not yet final and may change before a definitive standard is issued.

(5) To reflect the tax effect, as appropriate, of the pro forma adjustments.

(6) To reflect the additional commercial paper used to finance the acquisition.

(7) To record the preliminary allocation of purchase price to tangible and intangible assets acquired and liabilities assumed. Intangible assets acquired include formulations, technology, customer relationships and assembled workforce. The total value of such intangible assets and goodwill of $737 million is amortized over 7 to 20 years. A preliminary estimate of certain restructuring costs related to the planned elimination of duplicate facilities, operational realignment and related workforce reductions are reflected as a liability in accordance with EITF 95-3.

         Assuming an estimated useful life of 20 years, each $10 million of consideration allocated to intangible assets other than franchise/goodwill would have the effect of decreasing net income by $0.5 million annually ($0.005 per diluted share).

(8)      To eliminate intercompany balances between BBA and IFF.


      (c)   Exhibits:

            Exhibit No.       Description
            -----------       -----------

                23            Consent of PricewaterhouseCoopers LLP.

                99 Press release, dated November 9, 2000 (incorporated by reference to IFF's Current Report on Form 8-K filed with the Commission on November 13, 2000).



                                 SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              INTERNATIONAL FLAVORS & FRAGRANCES INC.


                              By:  /s/  Stephen A. Block
                                  ------------------------------------------
                                  Name:  Stephen A. Block
                                  Title: Senior Vice President, General
                                         Counsel and Secretary



Dated:  January 17, 2001



                               EXHIBIT INDEX

Exhibit No.       Description

23                Consent of PricewaterhouseCoopers LLP.

99 Press release, dated November 9, 2000 (incorporated by reference to IFF's Current Report on Form 8-K filed with the Commission on November 13, 2000).